Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON RETIRES AND RESTRUCTURES DEBT

MELVILLE, N.Y. - March 2, 2004 --Chyron Corporation (OTCBB: CYRO) today announced that it has successfully retired its Series A and B Subordinated Convertible Debentures through a combination of cash payments and exchange for new Series C and D Subordinated Convertible Debentures that carry a significantly reduced interest rate and mature December 31, 2005 and 2006, respectively. The retired Series A and B Debentures had been scheduled to mature at the end of this year.

Michael Wellesley-Wesley, Chyron President and C.E.O. commented: "Through a combination of cash from operations and proceeds from the sale of our Pro-Bel business, we have reduced our debt levels from $18.3 million at the end of 2002 to $4.7 million at the end of February of this year. With our financial house now in order we are prepared to fully capitalize on new opportunities in High Definition Broadcast graphics. Our recent launch of several new proprietary HDTV products will strengthen our existing broadcast market presence."

The Series A and B 12% Subordinated Convertible Debentures totaled $8.8 million at January 31, 2004. Of this amount, $3.8 million were retired in exchange for cash, $2.3 million were exchanged for new Series C 7% Subordinated Convertible Debentures maturing December 31, 2005, $2.3 million were exchanged for new Series D 8% Subordinated Convertible Debentures maturing December 31, 2006, and $0.4 million were forgiven. Similar to the Series A and B Debentures they replace, the new Series C and D Debentures pay interest in the form of additional debentures, rather than cash, until maturity. Unlike the Series A and B Debentures which accrued interest quarterly, the new Series C and D Debentures accrue interest annually. The Series A and B Debentures carried a per share conversion price of $2.466 and $1.625, respectively, whereas the new Series C and D Debentures carry a per share conversion price of $1.50 and $0.65, respectively.

The effect of this retirement and exchange on 2004 interest expense is to decrease it from $1.1 million to $0.4 million. Interest expense on the new Series C and D Debentures will be a combined $0.4 million for 2005 and $0.2 million for 2006. The Series A and B Subordinated Convertible Debentures that were retired or exchanged in this offering would have matured at the end of 2004 in the amount of $9.8 million. The new Series C Subordinated Convertible Debentures are scheduled to mature December 31, 2005 in the amount of $2.7 million and new Series D Subordinated Convertible Debentures are scheduled to mature December 31, 2006 in the amount of $2.9 million. Cash on hand after closing on this offering amounted to approximately $3.0 million, which the Company believes is adequate for working capital purposes at this time.

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Chyron

The Company the Whole World Watches, Chyron is a leading developer of broadcast television graphics hardware and software ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).